Exhibit 99

FOR RELEASE – April 25, 2023

Corning Reports First-Quarter 2023 Financial Results

First-quarter sales and EPS were as expected, reflecting the impact of anticipated recession-

level demand in several key markets and overall weakness in China

Pricing and productivity-improvement actions drove sequential increases in both gross and operating margin percentages despite lower sales

Display Technologies’ volume increased late in the quarter as conditions improved and panel maker utilization resumed its recovery

Management expects second-quarter improvement in sales, profitability, and cash flow, with core sales in the range of $3.4 billion to $3.6 billion and
core EPS in the range of $0.42 to $0.49

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its first-quarter 2023 results and provided its outlook for second-quarter 2023.

First-Quarter 2023 Financial Performance:

●	First-quarter GAAP sales were $3.2 billion, and core sales were $3.4 billion. Both GAAP and core sales declined 7% sequentially.
o	Display Technologies’ sales declined 3% sequentially as both volume and glass price declined slightly. Volume increased significantly in March as conditions in China improved and panel maker utilization resumed its recovery.
o	Optical Communications’ sales decreased 6% sequentially as pricing actions partially offset a greater-than-normal seasonal volume decline associated with the pacing of customer projects.
o	Environmental Technologies’ sales increased 9% sequentially. Increased gasoline particulate filter adoption helped drive the sequential improvement.
●	First-quarter GAAP EPS was $0.20. Core EPS was $0.41 versus $0.47 for the prior quarter. The primary differences between GAAP and core EPS stemmed from restructuring charges and from non-cash, mark-to-market adjustments associated with the company’s currency-hedging contracts and Japanese-yen-denominated debt.
●	Core gross margin and core operating margin increased 160 and 150 basis points sequentially to 35.2% and 15.5%, respectively, despite lower sales, driven by the company’s pricing and productivity-improvement actions.
●	First-quarter free cash flow of $(383) million resulted from normal cash flow cyclicality and lower sales.

Second-Quarter 2023 Outlook:

●	Management expects second-quarter sales, EPS, and cash flow to increase sequentially, with core sales in the range of $3.4 billion to $3.6 billion and core EPS in the range of $0.42 to $0.49.

Wendell P. Weeks, chairman and chief executive officer, said, “Our first-quarter results reflect solid execution on the priorities we outlined in our last call. We took further pricing actions to help offset inflation, and we effectively adjusted our productivity ratios. As a result, profitability improved despite sequentially lower sales, which were impacted by recession-level demand in several key markets and overall weakness in China, as anticipated.”

Weeks continued, “We expect our results to improve in the second quarter, although conditions remain weak in multiple markets. We are focused on profitability and cash flow and will continue to align our cost structure to demand. At the same time, Corning’s capabilities are vital to our customers’ growth strategies, so we will move forward on our initiatives to capture upside as it occurs.”

Ed Schlesinger, executive vice president and chief financial officer, said, “For the first quarter, we delivered core sales of $3.4 billion and core EPS of $0.41. Gross margin was 35.2% and operating margin was 15.5%, demonstrating meaningful improvements from the fourth quarter. The actions we took on price and productivity are examples of the strong financial stewardship we are applying to weather current demand levels and maintain our long-term trajectory for durable, profitable growth.”

Corning Reports First-Quarter 2023 Financial Results

Schlesinger continued, “For the second quarter, we expect sales, profitability, and cash generation to increase, driven by our profit-improvement initiatives and continued recovery in Display Technologies. Stepping back, we remain confident in our relevance to long-term secular trends and our ‘More Corning’ approach, and we are well positioned to capture multiyear sales growth as the global economy improves.”

Strategy in Action

Corning strives to be a catalyst for positive change and to help move the world forward. The company drives profitable multiyear growth by inventing, making, and selling life-changing products while cultivating deep, trust-based relationships with industry leaders, ultimately incorporating more content into customers’ offerings. To do so, Corning takes the long view, investing in a set of vital capabilities that are increasingly relevant to profound transformations that touch many facets of daily life. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductor, and life sciences.

First-quarter highlights include:

●

Helping build a more connected world. In March, the company opened an optical cable manufacturing campus in Hickory, North Carolina, to help provide U.S. network operators with the cable they need to accelerate the buildouts of high-speed fiber broadband networks to underserved communities, particularly in rural America. Corning was joined by Commerce Secretary Gina Raimondo, who said, "It is past time that every American be connected with affordable internet no matter where they live. We could not do it without the folks at Corning. We wouldn’t have the fiber, the innovation, the cable. We wouldn’t be able to connect rural America – all of America."

●

Deepening Corning’s role in the global automotive ecosystem by making vehicles greener and enabling enhanced experiences for drivers. The company’s innovations are enabling industry leaders to meet stringent upcoming EU7 emissions regulations and achieve near-zero emissions levels. Additionally, Corning is collaborating with LG Electronics, a global technology and vehicle component solutions innovator, to advance in-car connectivity. Corning continues to see growing customer demand for solutions that improve design, connectivity, and autonomy.

●

Delivering smartphone cover material innovations that allow people to do more on mobile devices. During the quarter, Samsung launched its Galaxy S23 device series, which features Corning® Gorilla® Glass Victus® 2. Additionally, Corning continued to advance performance and scale manufacturing of cover glass for bendable devices.

●

Continuing to help the global health care industry address current and future public health challenges. In February, West Pharmaceutical announced the expansion of a collaboration with Corning to provide drug developers with an integrated, industry-leading packaging solution.

●

Developing sustainable practices and products across its industries. Environmental Technologies continues to see increased adoption of its next-generation gasoline particulate filters, extending Corning’s 50-year track record of leadership in emissions control. Since rising to the challenge of the U.S. Clean Air Act, Corning has helped prevent billions of tons of hydrocarbons, nitrogen oxides, and particulates from polluting the air. And in Optical Communications, the company introduced pre-engineered connectivity solutions during the quarter that contribute to greener cloud-based computing by reducing carbon footprint by up to 55% compared with traditional solutions.

●

Continuing its dedication to all its stakeholders. During the quarter, the company released its 2022 Sustainability Report and its 2022 Global Diversity, Equity, and Inclusion Report. In March, Corning was named an ENERGY STAR Partner of the Year by the U.S. Environmental Protection Agency for the 10th consecutive year – a distinction only 10 companies have achieved.

Corning Reports First-Quarter 2023 Financial Results

First-Quarter 2023 Results and Comparisons
(In millions, except per-share amounts)

	Q1 2023	Q4 2022	% change	Q1 2022	% change
GAAP Net Sales	$3,178	$3,406	(7%)	$3,680	(14%)
GAAP Net Income (Loss) (1)	$176	$(36)	*	$581	(70%)
GAAP EPS	$0.20	$(0.04)	*	$0.68	(71%)
Core Sales (2)	$3,367	$3,633	(7%)	$3,744	(10%)
Core Net Income (2)	$350	$402	(13%)	$465	(25%)
Core EPS (2)	$0.41	$0.47	(13%)	$0.54	(24%)

(1) Represents GAAP net income (loss) attributable to Corning Incorporated.

(2) Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.

* Not meaningful

Optical Communications

	Q1 2023	Q4 2022	% change	Q1 2022	% change
Net Sales	$1,125	$1,195	(6%)	$1,198	(6%)
Net Income	$159	$130	22%	$166	(4%)

In Optical Communications, first-quarter sales were $1.1 billion, down 6% sequentially, reflecting a greater-than-normal seasonal volume decline associated with the pacing of customer projects. Net income was $159 million, up 22% sequentially, despite the decline in sales, primarily driven by pricing and productivity actions.

Display Technologies

	Q1 2023	Q4 2022	% change	Q1 2022	% change
Net Sales	$763	$783	(3%)	$959	(20%)
Net Income	$160	$171	(6%)	$236	(32%)

In Display Technologies, first-quarter sales were $763 million, down 3% sequentially, as both volume and glass price declined slightly. Volume increased significantly in March as conditions in China improved and panel maker utilization resumed its recovery.

Specialty Materials

	Q1 2023	Q4 2022	% change	Q1 2022	% change
Net Sales	$406	$505	(20%)	$493	(18%)
Net Income	$39	$78	(50%)	$75	(48%)

In Specialty Materials, first-quarter sales were $406 million, down 20% sequentially, consistent with normal seasonality. Net income was $39 million, down sequentially, due to lower sales.

Environmental Technologies

	Q1 2023	Q4 2022	% change	Q1 2022	% change
Net Sales	$431	$394	9%	$409	5%
Net Income	$82	$69	19%	$74	11%

In Environmental Technologies, first-quarter sales were $431 million. Increased gasoline particulate filter adoption helped drive a 9% sequential improvement in sales. Net income increased 19% sequentially, driven by higher sales and improved productivity.

Corning Reports First-Quarter 2023 Financial Results

Life Sciences

	Q1 2023	Q4 2022	% change	Q1 2022	% change
Net Sales	$256	$294	(13%)	$310	(17%)
Net Income	$9	$31	(71%)	$42	(79%)

In Life Sciences, first-quarter sales were $256 million, down 13% sequentially, and first-quarter net income was $9 million.

Hemlock and Emerging Growth Businesses

	Q1 2023	Q4 2022	% change	Q1 2022	% change
Net Sales	$386	$462	(16%)	$375	3%
Net Income (Loss)	$16	$4	300%	$(8)	*

* Not meaningful

In Hemlock and Emerging Growth Businesses, first-quarter sales were $386 million, down 16% sequentially.

Upcoming Investor Events

On April 27, Corning will host its 2023 Annual Meeting of Shareholders. On May 23, Corning will attend the J.P. Morgan 51st Annual Global Technology, Media and Communications Conference. On May 31 and June 1, Corning will attend the Bernstein 39th Annual Strategic Decisions Conference. And on June 22, Corning will attend the virtual 2023 Fox Advisors Transportation Technology Conference. Corning will also host management visits to investor offices in select cities. Visit the company’s Investor Relations’ website for up-to-date conference information.

First-Quarter Conference Call Information

The company will host its first-quarter conference call on Tuesday, April 25, at 8:30 a.m. EDT. To participate, individuals may pre-register here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and personal PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company's Investor Relations’ events page and follow the instructions.

Presentation of Information in this News Release

This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management's control. As a result, management is unable to provide outlook information on a GAAP basis.

Corning Reports First-Quarter 2023 Financial Results

Caution Concerning Forward-Looking Statements

The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” and “target” and similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the Company’s future operating performance, the Company’s share of new and existing markets, the Company's revenue and earnings growth rates, the Company’s ability to innovate and commercialize new products, the Company's expected capital expenditure and the Company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the Company’s manufacturing capacity.

Although the Company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the Company, there can be no assurance that these forward-looking statements will prove to accurate, as actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from the COVID-19 pandemic, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, new Taiwan dollar, euro, Chinese yuan and South Korean won), the availability of government incentives, decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the duration and severity of the COVID-19 pandemic and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; unanticipated disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Corning Reports First-Quarter 2023 Financial Results

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Corning Incorporated

Corning (www.corning.com) is one of the world's leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people's lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning's capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning's markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.

Media Relations Contact:

Megan Whittemore

(202) 661-4171

whittemom@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended
	March 31,
	2023	2022
Net sales	$3,178	$3,680
Cost of sales	2,175	2,397

Gross margin	1,003	1,283

Operating expenses:
Selling, general and administrative expenses	421	434
Research, development and engineering expenses	254	248
Amortization of purchased intangibles	31	31

Operating income	297	570

Interest income	7	3
Interest expense	(76)	(71)
Translated earnings contract (loss) gain, net	(8)	129
Other income, net	8	152

Income before income taxes	228	783
Provision for income taxes	(37)	(180)

Net income	$191	$603

Net income attributable to non-controlling interest	(15)	(22)

Net income attributable to Corning Incorporated	$176	$581

Earnings per common share available to common shareholders:
Basic	$0.21	$0.69
Diluted	$0.20	$0.68

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share and per share amounts)

	March 31,	December 31,
	2023	2022
Assets

Current assets:
Cash and cash equivalents	$1,146	$1,671
Trade accounts receivable, net of doubtful accounts	1,688	1,721
Inventories	2,863	2,904
Other current assets	1,180	1,157
Total current assets	6,877	7,453

Property, plant and equipment, net of accumulated depreciation	15,137	15,371
Goodwill, net	2,394	2,394
Other intangible assets, net	1,002	1,029
Deferred income taxes	1,106	1,073
Other assets	2,306	2,179

Total Assets	$28,822	$29,499

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$197	$224
Accounts payable	1,662	1,804
Other accrued liabilities	2,914	3,147
Total current liabilities	4,773	5,175

Long-term debt	6,654	6,687
Postretirement benefits other than pensions	405	407
Other liabilities	4,783	4,955
Total liabilities	16,615	17,224

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	911	910
Additional paid-in capital – common stock	16,746	16,682
Retained earnings	16,713	16,778
Treasury stock, at cost; Shares held: 977 million and 977 million	(20,548)	(20,532)
Accumulated other comprehensive loss	(1,897)	(1,830)
Total Corning Incorporated shareholders’ equity	11,925	12,008
Non-controlling interest	282	267
Total equity	12,207	12,275

Total Liabilities and Equity	$28,822	$29,499

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	March 31
	2023	2022
Cash Flows from Operating Activities:
Net income	$191	$603
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	310	342
Amortization of purchased intangibles	31	31
Gain on sale of business		(53)
Share-based compensation expense	52	42
Translation gain on Japanese yen-denominated debt	(18)	(84)
Deferred tax (benefit) provision	(38)	24
Translated earnings contract loss (gain)	8	(129)
Unrealized translation loss on transactions	33	20
Changes in assets and liabilities:
Trade accounts receivable	(28)	7
Inventories	17	(159)
Other current assets	(62)	(81)
Accounts payable and other current liabilities	(369)	77
Customer deposits and government incentives	(17)	(9)
Deferred income	(6)	(25)
Other, net	(153)	(72)
Net cash (used in) provided by operating activities	(49)	534

Cash Flows from Investing Activities:
Capital expenditures	(382)	(383)
Proceeds from sale of equipment to related party	67
Proceeds from sale of business		74
Realized gains on translated earnings contracts	81	40
Other, net	6	(9)
Net cash used in investing activities	(228)	(278)

Cash Flows from Financing Activities:
Repayments of short-term borrowings	(69)	(11)
Proceeds from other financing arrangements	54
Proceeds from exercise of stock options	16	18
Purchases of common stock for treasury		(149)
Dividends paid	(239)	(228)
Other, net	(10)	(5)
Net cash used in financing activities	(248)	(375)
Effect of exchange rates on cash		(13)
Net decrease in cash and cash equivalents	(525)	(132)
Cash and cash equivalents at beginning of period	1,671	2,148
Cash and cash equivalents at end of period	$1,146	$2,016

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

(Unaudited)

GAAP Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share (in millions, except per share amounts):

	Three months ended
	March 31,
	2023	2022
Net income attributable to Corning Incorporated	$176	$581

Weighted-average common shares outstanding - basic	844	843
Effect of dilutive securities:
Stock options and other dilutive securities	15	16
Weighted-average common shares outstanding - diluted	859	859
Basic earnings per common share	$0.21	$0.69
Diluted earnings per common share	$0.20	$0.68

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):

	Three months ended
	March 31,
	2023	2022
Core net income	$350	$465

Weighted-average common shares outstanding - basic	844	843
Effect of dilutive securities:
Stock options and other dilutive securities	15	16
Weighted-average common shares outstanding - diluted	859	859
Core basic earnings per common share	$0.41	$0.55
Core diluted earnings per common share	$0.41	$0.54

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures provided by our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, new Taiwan dollar and euro, as applicable to the segment. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment. We establish constant-currency rates based on internally derived management estimates, which are closely aligned with the currencies we have hedged. For details of the rates used, please see the footnotes to the “Reconciliation of Non-GAAP Measures” section.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts. Further, we believe it reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows.

Core performance measures are not prepared in accordance with GAAP, but management believes that reporting core performance measures provides investors with greater transparency to the information used by our management team to make financial and operational decisions.  We believe investors should consider these non-GAAP measures in evaluating results as they are more indicative of our core operating performance and how management evaluates operational results and trends. These measures are not, and should not, be viewed as a substitute for GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures.”

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP  MEASURES

Three Months Ended March 31, 2023 and 2022

(Unaudited; in millions, except per share amounts)

	Three months ended March 31, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$3,178	$228	$176	16.2%	$0.20
Constant-currency adjustment (1)	189	149	114		0.13
Translation gain on Japanese yen-denominated debt (2)		(18)	(14)		(0.02)
Translated earnings contract loss (3)		8	6		0.01
Acquisition-related costs (4)		34	20		0.02
Discrete tax items and other tax-related adjustments (5)			(2)		(0.00)
Restructuring, impairment and other charges and credits (6)		66	53		0.06
Pension mark-to-market adjustment (7)		10	8		0.01
Loss on investments (8)		4	4		0.00
Gain on sale of assets (9)		(20)	(15)		(0.02)
Core performance measures	$3,367	$461	$350	19.4%	$0.41

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) excludes net income attributable to non-controlling interests (“NCI”).

	Three months ended March 31, 2022
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$3,680	$783	$581	23.0%	$0.68
Constant-currency adjustment (1)	64	63	49		0.06
Translation gain on Japanese yen-denominated debt (2)		(84)	(64)		(0.07)
Translated earnings contract gain (3)		(129)	(99)		(0.12)
Acquisition-related costs (4)		39	32		0.04
Discrete tax items and other tax-related adjustments (5)			11		0.01
Restructuring, impairment and other charges and credits (6)		33	24		0.03
Pension mark-to-market adjustment (7)		(10)	(8)		(0.01)
Gain on sale of business (10)		(53)	(41)		(0.05)
Contingent consideration (11)		(26)	(20)		(0.02)
Core performance measures	$3,744	$616	$465	21.0%	$0.54

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR excludes net income attributable to NCI .

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months Ended March 31, 2023 and 2022

(Unaudited; in millions)

	Three months ended March 31, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,003	31.6%	$421	$254	$297	9.3%
Constant-currency adjustment (1)	149		2		147
Acquisition-related costs (4)			1		30
Restructuring, impairment and other charges and credits (6)	54		(5)		59
Pension mark-to-market adjustment (7)			(8)	(2)	10
Gain on sale of assets (9)	(20)				(20)
Core performance measures	$1,186	35.2%	$411	$252	$523	15.5%

	Three months ended March 31, 2022
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,283	34.9%	$434	$248	$570	15.5%
Constant-currency adjustment (1)	62				62
Acquisition-related costs (4)			1		30
Restructuring, impairment and other charges and credits (6)	25		(8)		33
Pension mark-to-market adjustment (7)			8	2	(10)
Contingent consideration (11)			26		(26)
Core performance measures	$1,370	36.6%	$461	$250	$659	17.6%

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months Ended March 31, 2023 and 2022

(Unaudited; in millions)

	Three months ended
	March 31,
	2023	2022
Cash flows from operating activities	$(49)	$534
Realized gains on translated earnings contracts	81	40
Translation losses on cash balances	(33)	(20)
Adjusted cash flows from operating activities	$(1)	$554
Less: Capital expenditures	$382	$383
Free cash flow	$(383)	$171

Items Excluded from GAAP Measures

Items which we exclude from GAAP measures to arrive at core performance measures were as follows:

(1)	Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment.
	Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro
	Rate	¥107	₩1,175	¥6.7	NT$31	€.81

(2)	Translation of Japanese yen-denominated debt: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars.
(3)	Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro and new Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, primarily accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations.
(7)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(8)	Loss on investments: Amount primarily reflects the gain or loss recognized on investment due to mark-to-mark adjustments for the change in fair value or the disposition of the investment.
(9)	Gain on sale of assets: Amount represents the gain recognized for the sale assets.
(10)	Gain on sale of business: Amount represents the gain recognized for the sale of a business.
(11)	Contingent consideration: Amount reflects the fair value mark-to-market cost adjustment of contingent consideration resulting from the Hemlock transaction on September 9, 2020.